FORM 4                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] Check this box if no longer
subject to Section 16, Form 4 or
Form 5 obligations may continue.
See Instruction 1(b).

        Filed pursuant to Section 16(a) of the Securities
     Exchange Act of 1934, Section 17(a) of the Public Utility
   Holding Company Act of 1935 or Section 30(f) of the Investment
                        Company Act of 1940



1. Name and Address
of Reporting Person

Murphy, Joseph


2. Issuer Name
and Ticker or
Trading Symbol

JHPC/JLM
Couture, Inc.


3. IRS or
Social Security
Number of
Reporting
Person
(Voluntary)


4. Statement for
Month/Year

December 1998


5. If
Amendment, Date
of Original
(Month/Year)
6. Relationship of
Reporting Person to
Issuer (Check all applic-
able)


    X      Director

           10% Owner

    X      Officer (give
           title below)

           Other
           (Specified
           below)

    President


     (Street)
501 Seventh Avenue,
Suite 1014
(City)(State)
 (Zip)


New York, NY
10018


Table I - Non-
Derivative
Securities
Acquired,
Disposed of, or
Beneficially
Owned


2. Transaction
Date

(Month/Day/Year)


3. Transaction
Code
(Instr. 8)

Code          V


4. Securities Acquired
(A) or Disposed of (D)
(Instr. 3, 4 and 5)

Amount    (A) or    Price
            (D)

5. Amount
of
Securities
Beneficia-
lly Owned
at End of
Month
(Instr. 3
and 4)


6.
Ownership
Form:
Direct (D)
or
Indirect
(I)
(Instr. 4)


7.
Nature
of In-
direct
Benef-
icial
Owner-
ship
(Instr.
5)


1. Title of
Security (Instr. 3)


Common Stock

     12/22/98
 P

200,000      A      $2.25
  232,934
      D









FORM 4 (continued)Table II - Derivative Securities Acquired,
Disposed of, or Beneficially Owned
                     (e.g., puts, calls, warrants, options,
convertible securities)


1. Title of
Derivative
Security
(Instr. 3)


2.
Conversion
or
Exercise
Price of
Derivative
Security


3.
Transaction
Date
(Month/Day/
Year)


4.
Transaction
Code
(Instr. 8)

Code      V


5. Number
of
Derivative
Securities
Acquired
(A) or
Disposed of
(D) (Instr.
3, 4 and 5)

(A)     (D)


6. Date
Exercisable and
Expiration Date
(Month/Day/Year)


Date     Expir-
Exerc-   ation
isable   Date


7. Title and
Amount of
Underlying
Securities
(Instr. 3 and
4)

        Amount
        or
        Number
        of
Title   Shares


8. Price
of
Derivative
Security
(Instr. 5)


9. Number of
Derivative
Securities
Beneficially
Owned at End
of Month
(Instr. 4)


10.
Ownership
Form of
Derivative
Security:
Direct (D)
or
Indirect
(I)
(Instr. 4)


11. Nature
of
Indirect
Beneficial
Ownership
(Instr.5)


Explanation of Responses:









               s/Joseph L. Murphy                      12/22/98
           Signature of Reporting Person               Date







** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


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